Exhibit 99.1

May 21, 2025
For 6:00 a.m. ET Release

LOWE’S REPORTS FIRST QUARTER 2025 SALES AND EARNINGS RESULTS
— Comparable Sales Decreased 1.7%; Diluted EPS of $2.92 —
— Affirms Full Year 2025 Outlook —

MOORESVILLE, N.C., May 21, 2025 – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.6 billion and diluted earnings per share (EPS) of $2.92 for the quarter ended May 2, 2025, compared to diluted EPS of $3.06 in the first quarter of 2024.

Total sales for the quarter were $20.9 billion, compared to $21.4 billion in the prior-year quarter. Comparable sales for the quarter decreased 1.7% as unfavorable weather earlier in the quarter was partially offset by mid-single-digit Pro and online comparable sales growth.

“Despite near-term uncertainty and housing market headwinds, our team’s unwavering focus on exceptional customer service has elevated satisfaction scores and earned Lowe’s the #1 ranking in Customer Satisfaction among Home Improvement Retailers* by J.D. Power,” said Marvin R. Ellison, Lowe’s chairman, president and CEO. “Strategic investments in technology, inviting store environments, and our dedicated associates continue to solidify our commitment to serving our customers and communities. I’d like to extend my appreciation to our front-line associates for the dedication and hard work especially during the busy spring season.”

As of May 2, 2025, Lowe’s operated 1,750 stores representing 195.3 million square feet of retail selling space.

Capital Allocation
The company remains committed to generating sustainable shareholder value through a disciplined capital program, as reflected in a dividend payment this quarter of $645 million.

* Lowe’s received the highest score in the J.D. Power 2025 U.S. Home Improvement Retailer Satisfaction Study of customers’ satisfaction with major home improvement retailers. Visit jdpower.com/awards for more details.

Lowe’s Business Outlook

The company is affirming its outlook for full year 2025.

Full Year 2025 Outlook
•Total sales of $83.5 to $84.5 billion
•Comparable sales expected to be flat to up +1% as compared to prior year
•Operating income as a percentage of sales (operating margin) of 12.3% to 12.4%
•Net interest expense of approximately $1.3 billion
•Depreciation and Amortization expense of approximately $1.8 billion
•Effective income tax rate of approximately 24.5%
•Diluted earnings per share of approximately $12.15 to $12.40
•Capital expenditures of approximately $2.5 billion

A conference call to discuss first quarter 2025 operating results is scheduled for today, Wednesday, May 21, at 9 a.m. ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s First Quarter 2025 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customer transactions a week in the United States. With total fiscal year 2024 sales of more than $83 billion, Lowe’s operates over 1,700 home improvement stores and employs approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing, improving community spaces, helping to develop the next generation of skilled trade experts and providing disaster relief to communities in need. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives (including objectives related to environmental and social matters), business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services including customer acceptance of new offerings and initiatives, macroeconomic conditions and consumer spending, share repurchases, and Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, the occurrence of any event or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement between Lowe’s and ADG, the failure to obtain the requisite approvals or to satisfy the other conditions to the proposed merger on a timely basis or at all, the possibility that the anticipated benefits and synergies of the merger are not realized when expected, or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe’s and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, age of housing stock, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, geopolitical or armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

LOW-IR

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
kate.pearlman@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and Accumulated Deficit (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 2, 2025		May 3, 2024
Current Earnings	Amount	% Sales	Amount	% Sales
Net sales	$20,930	100.00	$21,364	100.00
Cost of sales	13,944	66.62	14,274	66.81
Gross margin	6,986	33.38	7,090	33.19
Expenses:
Selling, general and administrative	4,046	19.33	4,009	18.77
Depreciation and amortization	446	2.13	428	2.00
Operating income	2,494	11.92	2,653	12.42
Interest – net	337	1.61	352	1.65
Pre-tax earnings	2,157	10.31	2,301	10.77
Income tax provision	516	2.47	546	2.56
Net earnings	$1,641	7.84	$1,755	8.21

Weighted average common shares outstanding – basic	559		571
Basic earnings per common share (1)	$2.93		$3.06
Weighted average common shares outstanding – diluted	560		572
Diluted earnings per common share (1)	$2.92		$3.06
Cash dividends per share	$1.15		$1.10

Accumulated Deficit
Balance at beginning of period	$(14,799)		$(15,637)
Net earnings	1,641		1,755
Cash dividends declared	(645)		(629)
Share repurchases	(30)		(677)
Balance at end of period	$(13,833)		$(15,188)

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,636 million for the three months ended May 2, 2025, and $1,750 million for the three months ended May 3, 2024.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 2, 2025		May 3, 2024
	Amount	% Sales	Amount	% Sales
Net earnings	$1,641	7.84	$1,755	8.21
Cash flow hedges – net of tax	(3)	(0.01)	(3)	(0.02)
Other	—	—	(1)	—
Other comprehensive loss	(3)	(0.01)	(4)	(0.02)
Comprehensive income	$1,638	7.83	$1,751	8.19

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	May 2, 2025	May 3, 2024
Assets
Current assets:
Cash and cash equivalents	$3,054	$3,237
Short-term investments	368	264
Merchandise inventory – net	18,335	18,224
Other current assets	918	1,025
Total current assets	22,675	22,750
Property, less accumulated depreciation	17,636	17,531
Operating lease right-of-use assets	3,799	3,829
Long-term investments	300	306
Deferred income taxes – net	118	115
Other assets	844	834
Total assets	$45,372	$45,365

Liabilities and shareholders' deficit
Current liabilities:
Current maturities of long-term debt	4,183	1,294
Current operating lease liabilities	562	552
Accounts payable	11,235	11,737
Accrued compensation and employee benefits	853	870
Deferred revenue	1,500	1,409
Other current liabilities	4,055	3,644
Total current liabilities	22,388	19,506
Long-term debt, excluding current maturities	30,541	34,622
Noncurrent operating lease liabilities	3,669	3,759
Deferred revenue – Lowe's protection plans	1,266	1,225
Other liabilities	762	859
Total liabilities	58,626	59,971

Shareholders' deficit:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 560 million and 572 million, respectively	280	286
Capital in excess of par value	13	—
Accumulated deficit	(13,833)	(15,188)
Accumulated other comprehensive income	286	296
Total shareholders' deficit	(13,254)	(14,606)
Total liabilities and shareholders' deficit	$45,372	$45,365

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 2, 2025	May 3, 2024
Cash flows from operating activities:
Net earnings	$1,641	$1,755
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	507	486
Noncash lease expense	131	131
Deferred income taxes	126	135
Loss/(Gain) on property and other assets – net	20	(7)
Share-based payment expense	58	55
Changes in operating assets and liabilities:
Merchandise inventory – net	(926)	(1,330)
Other operating assets	(106)	(86)
Accounts payable	1,945	3,033
Other operating liabilities	(17)	90
Net cash provided by operating activities	3,379	4,262

Cash flows from investing activities:
Purchases of investments	(391)	(277)
Proceeds from sale/maturity of investments	375	266
Capital expenditures	(518)	(382)
Proceeds from sale of property and other long-term assets	2	15
Other – net	(1)	—
Net cash used in investing activities	(533)	(378)

Cash flows from financing activities:
Repayment of debt	(778)	(22)
Proceeds from issuance of common stock under share-based payment plans	2	15
Cash dividend payments	(645)	(633)
Repurchases of common stock	(112)	(923)
Other – net	(20)	(5)
Net cash used in financing activities	(1,553)	(1,568)

Net increase in cash and cash equivalents	1,293	2,316
Cash and cash equivalents, beginning of period	1,761	921
Cash and cash equivalents, end of period	$3,054	$3,237